Exhibit 99.1

        The Middleby Corporation Reports First Quarter Results


    ELGIN, Ill.--(BUSINESS WIRE)--May 6, 2003--The Middleby Corporation (NASDAQ:MIDD), one of the world's leading manufacturers and marketers of restaurant and foodservice cooking equipment, today reported net earnings of $2,609,000 or $0.28 per share on net sales of $54,767,000 for the first quarter ended March 29, 2003 compared with net earnings of $1,040,000 or $0.12 per share on net sales of $54,491,000 in the prior year first quarter.
    Net sales in the first quarter of 2003 increased by 0.5% over net sales of the prior year quarter despite the uncertainty in the economic environment which has caused many customers to defer the opening of new facilities and the purchases of new cooking equipment.
    Gross profit in the first quarter of 2003 was $19,052,000 compared with $17,893,000 in the first quarter of the prior year. The gross margin rate in the first quarter of 2003 improved to 34.8% compared with 32.8% for the prior year first quarter. Operating income increased to $6,407,000 in the first quarter 2003 from $4,721,000 in the prior year comparable period. Operating income margins improved to 11.7% compared with 8.7% for the prior year first quarter.
    Interest and other non-operating costs amounted to $1,780,000 in the first quarter of 2003 compared with $2,727,000 in the prior year quarter. Total debt was reduced during the first quarter by $3,361,000 to $84,601,000 from $87,962,000 at December 28, 2002.
    Commenting on the company's performance for the quarter, Selim A. Bassoul, President and Chief Executive Officer, said, "We believe that our customer base intends to expand at a greater pace in the future but that they are waiting for a clearer picture of the economic outlook before moving forward. We will, in the meantime, continue to develop energy savings and labor savings equipment that will bring measurable savings to our customers such as the Energy Management System(R) on our Middleby Marshall conveyor ovens and our new energy efficient Solstice(R) platform of Pitco fryers."
    Mr. Bassoul continued, "The accretive impact of the Blodgett acquisition cost savings initiatives that were completed in the first half of last year along with lower interest costs resulting from the fourth quarter 2002 debt refinancing and our lower level of debt have contributed greatly to our 150% increase in first quarter net earnings. Although we would like to see a more robust top line growth rate, we are very pleased with our overall first quarter performance in this difficult economy."
    William F. Whitman, Jr., Chairman of the Board, added, "The integration of the Blodgett acquisition was much more than a financial success. It significantly broadened our product line offerings, our customer base and our ability to capitalize on cross selling opportunities. That acquisition in late December 2001, which cost Middleby $93 million, more than doubled our sales in 2002 to $229 million and greatly contributed to an almost four fold increase in net earnings in 2002 to just over $6 million. Looking ahead, we believe that the momentum that we now have, our ability to continue to operate cost effectively and our focus on energy and labor savings equipment will make the current year another successful one."
    A conference call will be held on Wednesday afternoon at 4:15 p.m. Eastern Time on May 7, 2003. You are invited to listen to the call by calling 1-800-374-0538 and providing password 438562. Analysts and money managers who may participate in the question and answer portion of the conference call will be sent an invitation detailing their separate call-in number. The conference call will also be webcast at mms://winaudio.mshow.com/105111.asf, which can be accessed via the Investor Services section of The Middleby Corporation website at www.middleby.com. Digital replay of the call will be available approximately one half hour after the completion of the conference call. The replay may be accessed by calling 1-800-642-1687 and providing password 438562. A transcript of the call will also be posted on the Company website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit the company's World Wide Web site, http://www.middleby.com.



                       THE MIDDLEBY CORPORATION
                  CONSOLIDATED STATEMENTS OF EARNINGS
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                                            Three Months Ended
                                     Mar. 29, 2003    Mar. 30, 2002
                                    ---------------- ----------------
Net sales                                  $ 54,767         $ 54,491
Cost of sales                                35,715           36,598
                                    ---------------- ----------------

    Gross profit                             19,052           17,893

Selling & distribution expense                7,162            7,221
General & administrative expense              5,483            5,951
                                    ---------------- ----------------

    Income from operations                    6,407            4,721

Interest expense and deferred
    financing amortization, net               1,714            3,098
Loss (gain) on acquisition financing
    derivatives                                 (69)            (593)
Other expense (income), net                     135              222
                                    ---------------- ----------------

    Earnings before income taxes              4,627            1,994

Provision for income taxes                    2,018              954
                                    ---------------- ----------------

    Net earnings                            $ 2,609          $ 1,040
                                    ================ ================


Net earnings per share:

    Basic                                    $ 0.29           $ 0.12
                                    ================ ================

    Diluted                                  $ 0.28           $ 0.12
                                    ================ ================

Weighted average number shares:

    Basic                                     9,028            8,972
                                    ================ ================

    Diluted                                   9,304            8,994
                                    ================ ================



                       THE MIDDLEBY CORPORATION
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                          (Amounts in 000's)
                              (Unaudited)

                                        Mar. 29, 2003   Dec. 28, 2002
                                       --------------- ---------------
 ASSETS
Cash and cash equivalents                   $   7,265       $   8,378
Accounts receivable, net                       28,213          27,797
Inventories, net                               29,804          27,206
Deferred tax assets                            11,515          13,341
Other current assets                              808           1,069
                                       --------------- ---------------
    Total current assets                       77,605          77,791

Property, plant and equipment, net             26,772          27,500

Goodwill                                       74,761          74,761
Other intangibles                              26,300          26,300
Other assets                                    1,688           1,610
                                       --------------- ---------------

    Total assets                            $ 207,126       $ 207,962
                                       =============== ===============


 LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt        $  14,050       $  14,400
Accounts payable                               12,962          13,488
Accrued expenses                               36,214          36,013
                                       --------------- ---------------
    Total current liabilities                  63,226          63,901

Long-term debt                                 70,551          73,562
Long-term deferred tax liability                7,878           7,878
Other non-current liabilities                  18,289          17,989

Shareholders' equity                           47,182          44,632
                                       --------------- ---------------

    Total liabilities and shareholders'
        equity                              $ 207,126       $ 207,962
                                       =============== ===============




    CONTACT: The Middleby Corporation
             Selim A. Bassoul, 847/429-7788
             David B. Baker, 847/429-7915
             Timothy J. FitzGerald, 847/429-7744